Exhibit 99.1

News Release

Contact:
William L. Prater	Will Fisackerly
Treasurer and	Senior Vice President and
Chief Financial Officer	Director of Corporate Finance
662/680-2000	662/680-2475

BancorpSouth Announces Redemption of Certain Trust Preferred Securities

TUPELO, Miss., June 26, 2013 — BancorpSouth, Inc. (NYSE: BXS) announced today that BancorpSouth Capital Trust I expects to redeem all of its issued and outstanding 8.15 percent trust preferred securities (NYSE: BXS-PrA) within the next 60 days. The aggregate principal amount of the outstanding trust preferred securities is $125 million.

The trust preferred securities are currently callable at the option of the Company. The redemption will be funded with approximately $75 million of available cash and approximately $50 million of borrowings. The redemption price is 100% of the liquidation amount of $25 per trust preferred security, together with any accrued and unpaid distributions to the redemption date. The complete terms and conditions of redemption will be set forth in the trustee’s notice to the holders of the trust preferred securities.

The redemption, net of the estimated cost of incremental borrowings, is expected to result in an annual reduction of interest expense for the Company of $9.1 million, or $0.06 per share of Company common stock, net of tax savings, and approximately nine basis points of incremental improvement in the net interest margin. Additionally, the Company will incur a one-time non-cash charge during the third quarter of $2.9 million, or $0.02 per share of Company common stock, net of tax, to write-off unamortized issuance costs associated with the original issuance of the trust preferred securities.

BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi, with $13.4 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates 292 commercial banking, mortgage, insurance, trust and broker/dealer locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas, including an insurance location in Illinois.

Forward-Looking Statements

Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could” or “intend.” These forward-looking statements include, without limitation, statements relating to the redemption of the trust preferred securities,

BancorpSouth, Inc.

Box 789 • Tupelo, MS 38802-0789 • (662) 680-2000

BXS Announces Redemption of Certain Trust Preferred Securities

June 26, 2013

the funding of the redemption, the terms and conditions of the redemption, the amount of interest expense reduction related to the redemption and the amount of the one-time non-cash charge related to unamortized issuance costs.

We caution you not to place undue reliance on the forward-looking statements contained in this news release in that actual results could differ materially from those indicated in such forward-looking statements because of a variety of factors. These factors include those factors detailed from time to time in our filings with the Securities and Exchange Commission.

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